                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-65886
PRICING SUPPLEMENT NO. 12
DATED SEPTEMBER 26, 2002 TO
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                                  (FIXED RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $600,000,000                   Original Issue Date: September 30, 2002

Agent's Discount or Commission: $2,700,000       Stated Maturity: October 1, 2012

Net Proceeds to Issuer: $592,404,000             Interest Rate: 5.375%

Form:       [X] Book-Entry                       CUSIP No.: 02635PRT2
            [ ] Certificated


The notes are being placed through or purchased by the Agents listed below:

Banc One Capital Markets, Inc.        $140,000,000     Capacity:   [x] Agent    [ ] Principal
J.P. Morgan Securities Inc.           $140,000,000     Capacity:   [x] Agent    [ ] Principal
Salomon Smith Barney Inc.             $140,000,000     Capacity:   [x] Agent    [ ] Principal
ABN AMRO Incorporated                 $ 40,000,000     Capacity:   [x] Agent    [ ] Principal
BNP Paribas Securities Corp.          $ 40,000,000     Capacity:   [x] Agent    [ ] Principal
UBS Warburg LLC                       $ 40,000,000     Capacity:   [x] Agent    [ ] Principal
Deutsche Bank Securities Inc.         $ 21,000,000     Capacity:   [x] Agent    [ ] Principal
Barclays Capital Inc.                 $ 21,000,000     Capacity:   [x] Agent    [ ] Principal
Fleet Securities, Inc.                $  6,000,000     Capacity:   [x] Agent    [ ] Principal
HSBC Securities (USA) Inc.            $  6,000,000     Capacity:   [x] Agent    [ ] Principal
BNY Capital Markets, Inc.             $  6,000,000     Capacity:   [x] Agent    [ ] Principal

If as Agent:    The notes are being offered at a fixed initial public
                offering price of 99.184% of principal amount.

If as Principal:

[ ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ]      The notes are being offered at a fixed initial public offering price of
         ____% of principal amount.


Interest Payment Date(s):   April 1 and October 1, commencing
                                 April 1, 2003

Redemption Provisions:

[x]      The notes cannot be redeemed prior to the Stated Maturity.
[ ]      The notes may be redeemed prior to the Stated Maturity.
         Initial Redemption Date:
         Initial Redemption Percentage: ___%
         Annual Redemption Percentage Reduction: ___%

Optional Repayment Provisions:

[x]      The notes cannot be repaid prior to the Stated Maturity.

[ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
         Optional Repayment Date(s):

Other Provisions: None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $3,242,000,000 aggregate principal amount of offers to purchase notes.

                             ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.